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Exhibit 23.2

NOTICE CONCERNING ARTHUR ANDERSEN LLP

        The balance sheets of Heska Corporation ("Heska") as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 2001, included in our annual report on Form 10-K for the year ended December 31, 2002 (the "10-K") and incorporated by reference in this registration statement were audited by Arthur Andersen, independent public accountants ("Andersen"), as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report. In 2002, Andersen ceased practicing before the Securities and Exchange Commission.

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        This Form 10-K is incorporated by reference into Heska Corporation's filings on Form S-8 Nos. 333-112701, 333-106679, 333-102871, 333-89738, 333-82096, 333-55112, 333-39448, 333-38138, 333-72155, 333-47129, 333-34111 and 333-30951 and Form S-3 Nos. 333-55602 and 333-76374 (collectively, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

        Andersen has not consented to the inclusion of their report in this registration statement, and in reliance upon Rule 437a of the Securities Act, we have not therefore filed their consent. Because Andersen has not consented to the inclusion of their report in this registration statement, it may become more difficult for you to seek remedies against Andersen in connection with any material misstatement or omission that may be contained in our financial statements for such periods. In particular, and without limitation, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omission of a material fact required to be stated in those financial statements.

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NOTICE CONCERNING ARTHUR ANDERSEN LLP